Exhibit 10.1

Functional General Contractor (GC)
performance description
for Turn-Key Construction

New Building
with
Production- and Assembly hall, manufacturing lines’ equipment and offices building

Mühlenstraße 2
Flst. Nr. 2288/1, 2288/2
78073 Bad Dürrheim – Biesingen

Owner of Building:	InterCard GmbH System electronics
Mühlenstraße 2 78073 Bad Dürrheim – Biesingen acting as a representative for its parent corporation, On-Track Innovations Ltd. (“InterCard” and/or the “Client”)

On Track Innovations Ltd.,
of Z.H.R. – Industrial Zone, Rosh-Pina 12000 Israel (“OTI” and/or the “owner”)
Contractor:	Queisser GmbH (the “General Contractor”)
Erligheimer Str.13 74357 Bönnigheim Telefon: 07143 / 961810 Fax: 07143 / 961819

1	GENERAL DESCRIPTION

InterCard, acting as a representative for its parent corporation OTI (“client”) is planning to establish a main office building and a production and assembly facility. The building project will be designed und built by the general contractor Queisser GmbH (gc), who has to provide a building ready for occupancy, complete, functional and operational, according to this functional gc performance description.

In this Agreement:

1.1	the term “DIN standards” means standards based on the rules of technology of the “Deutsches Institut für Normung e.V.”

1.2	the term "GC" means General Contractor

1.3	the term “this Agreement” means this document together with all the schedules and/or annexes attached hereto, as may be amended in writing from time to time in terms hereof.

1.4	The term "Work Site" means any place in which work is conducted under this Agreement;

1.5	the term “OTI Shares” shall mean, certain restricted shares of the Owner which are not yet registered for trading, together with all existing and future rights attached thereto , all which the Owner is entitled to issue to third parties under and subject to applicable regulations of the Securities Act (as defined hereinafter).

1.5	this Agreement shall have a counterpart In the German language. It is hereby clarified that only the English version shall be binding. All definitions terms brought herein in the German language are for convenience only and shall have no binding interpretation force.

1.6	nothing in this Agreement shall derogate from any of the General Contractor’s undertakings according to the MOU signed by the parties on September 29th 2005

2	TERMS AND CONDITIONS

2.1	Subject Matter of the Contract

The content of the contract is the turn-key design and construction of office building with Assembly and production hall on the premises 2288/1 and 2288/2, in the township of Bad Dürrheim, Industrial Area Biesingen, Mühlenstraße.

The completed turn-key design and construction includes planning, deliveries, performances and supplementary performances. The general contractor shall immediately check, design and attached documentation and all other data contained, including but not limited to materials and quantities, and shall confirm that no error or contradiction is contained in the constructing plans therein. The General Contractor shall confirm that all necessary designs and specifications necessary to completely establish the building project for the intended purpose on time and fully functional according to this construction agreement.

All legal requirements, tasks and conditions of the responsible authorities of the building project shall be executed by the General Contractor prior to final approval of InterCard.

2.2	Scope of Contract

The General Contractor shall have no claim, As far as performances for in-complete or not obviously provided or described designs or specifications, and shall be required to complete the construction of the building project, considering the recognized rules of technology and the public determinations. The contractual performances shall be completed by the general contractor in a quality, corresponding to the agreed complete building project.

Fees for local authorities, are included in the total plan amount, including the examination fees, shall be paid by the General Contractor, and written evidence of same shall be provided to the Client upon demand.

The General Contractor represents that he visited the work site, checked its conditions, soil, existing infrastructure, and has based his agreement to the terms of this Agreement thereon.

2.3	Contract Components

Contractual components are listed below:

this functional gc performance description

the statement of costs dated 9.11.2005 (enclosure 1)

the Building permit dated ________ (enclosure 2)

the drawings being part of the request for approval (enclosure 3)

the schedule for payments (enclosure 4)

the construction schedule (enclosure 5) dated 22.12.06

the Furniture and Internal Design description (enclosure 6)

the manufacturing line equipment specifications (enclosure 7)

VOB/B in the currently valid version

VOB/C in the currently valid version

Appropriate DIN standards, regulations and guidelines (DIN-EN, VDI, VDE TUV and UVV), in its current versions.

In the event that a contradiction arises between two or more of the abovementioned components, they will be interpreted in order to bring the building ready for occupancy, complete, functional and operational on time. All necessary costs for foreseeable adjustments shall be decided and pre approved by the parties.

2.4	Side offers, changes and additions

The GC is requested to identify suggestions for changes, additions or side offers clearly as special attachments. These changes, additions and side offers have to be created, so that the total performance shall remain as described herein, i.e. all performances, which are part of the proper and functional fulfillment of the total performance, shall be listed, furthermore the GC shall list all partial performances which have been incorporated in the suggested offer, without changing of the scope of the performance specifications of the Client.

2.5	Site Management / Special Site Management

The GC is appointing the responsible site manager or special site manager, according to legal provisions and the state building regulations (Landesbauordnung).

The GC shall be responsible, at his sole expense, for all sub-contractors’ activities, including without limitation the followings:

– The clean and secure transport of all materials from and to the Work Site; and

– The protection and security of the Work Site until the work is completed (24 hours a day); and

– The drainage (including for rains and floods), water supply and electricity supply; and

– Any digging conducted at the Work Site, including but not limited to detecting and securing underground pipes and cables; and

– The manpower and equipment at the Work Site and the continuity of the work until its conclusion; and

– The quality of materials used at the Work Site.

– Any demolition and leveling works required including manpower and equipment.

– Installation and assembly of the Furniture all in accordance with the Internal Design description attached as enclosure 6.

The GC shall be responsible for the work progress of all sub-contractors and shall take all necessary measures to ensure that the work is completed on schedule and according to the specifications, including but not limited to:

– Bringing additional equipment; and

– Bringing additional manpower; and

– Increasing the working hours and days.

The GC represents and warrants that he has taken into account delays. All necessary addition and increasing shall be discussed and pre proved between parties.

2.6	Safety and Security

The GC shall be responsible for the safety and security of the Work Site, including but not limited to the work safety and the safety of all sub-contractors, personnel, and the general public at the site. For this proposes the GC shall:

– Take all measures to secure the Fencing of the building site. (Protection towards safety is his responsibility as well, particularly with respect to public traffic); and

– Take all measures to enforce all work related rules and regulations if force; and

– Take all measures to place fences, lights and warning signs against all obstacles at the Work Site.

– Appoint the responsible safety coordinator, according to German law.

2.7	Building Utilities and Cleanliness of Construction Site

Energy/water: Energy/water will be provided by the Client and shall be for the GC’s expenses.

Cleanliness: The GC, whether by the sub-contractors or not, shall take care of general cleaning in all aspects. The building sites, including the public streets, floors, have to be kept in a proper and clean condition. All holes in the ground will be filled; all paint markings will be removed.

Waste management: Building rubble and waste have to be removed by the GC according to the local waste management regulations contemporarily. It is expressly recorded that no waste may be buried at the site.

Existing facilities: The GC represents that certain existing facilities at the Work Site shall remain, and shall bear full responsibility for their integrity, including but not limited to: phone lines, water piping, electricity lines and trees.

2.8	General Contractor’s All Risk Insurance/Owner’s and Client’s Legal Liability

The General Contractor is requested to take on, at his expense the following insurances:

An All Risk Insurance and business liability insurance for contractors, for the insured sum of 3,000,000 € (in words: three million Euro) each event insured for the period of the complete construction.

– Employees liability insurance, for the sum of 3,000,000 € (in words: three million Euro) for the period of the complete construction

– Third party liability insurance, for the sum of 3,000,000 € (in words: three million Euro) for the period of the complete construction.

– An Owner/Client Legal Liability Insurance for 1,5 -fold the amount of this Agreement.

General Contractor shall provide confirmation to OTI and to InterCard at the latest two weeks after receipt of the order. Owner shall be entitled to take on the above insurances of behalf of the GC and set of their cost form the Reimbursement defined in section 2.11 herein.

2.9	Non-Assignment Clause

The assignment of work wage claims of the contractor against the owner is excluded by contract. The GC shall be entitled to appoint and hire sub-contractors, provided that he attains OTI’s written pre-approval (“Sub Contractors”). Such approval shall not be unreasonably withheld.

Sub-Contractor’s agreement shall be terminated with this Agreement, for any reason.

Neither OTI, nor InterCard shall be deemed to have any direct relations with any of the Sub – Contractors, and a Sub – Contractor shall not have any claim or demand or any other right towards OTI and/or InterCard in any matter whatsoever.

The GC agrees that OTI and/or InterCard shall be entitled to terminate, for Reasonable Cause, the engagement of any Sub – Contractor in the Work Site (for the purpose of this section “Reasonable Cause” shall mean failure to abide by the engagement requirements, qualifications and/or conditions, committing or authorizing an offense or disregard of OTI and/or InterCard policies and guide lines, unwillingness or inability to adequately perform the Sub- Contractor duties, or for insubordination, any falsification, misrepresentation, or omission which if previously know would not result in the engagement of Sub –Contractor).

The parties to this Agreement are acting hereunder as independent contractors and it is hereby expressly declared and agreed that this Agreement in no way establishes any principal – agent, employer –employee, or partnership relations between the parties.

2.10	Building Journal

The GC is obliged to keep daily record and to provide copies to the Owner and the Client on a weekly basis (the “Journal”). Such Journal shall not derogate from Owner’s/Client’s right to inspect the Work Site at any time.

Any incompatibility between the Journal and the inspection conducted by the Owner/Client shall be a material breech of this Agreement.

2.11	Reimbursement

The parties agree one a lump sum agreement. InterCard may issue an advance payment to the GC on security by bank guarantee accordingly to Section 2.2. The advance payment shall be set of from the remaining lump sum.

2.11.1	Consideration;

2.11.1.1 Subject to the provisions of this Agreement, in consideration for the design and the construction of the building based on this functional gc performance description and all other covenants made under this Agreement, Owner shall pay the GC an aggregate amount of € 1,500,000, (one and a half million Euro) plus VAT (“Consideration”).

2.11.1.2 In case of cost cutting, based on optimization of design and construction, bidding conditions and optimization of investment, the cost cutting will be shared out between Owner and GC in a ratio 40% to the Owner and %60 to the gc. Notwithstanding the aforesaid, OTI shall be entitled to decrease the Furniture detailed in the Internal Design description, attached as enclosure 6, with no benefit to the GC, provided however that OTI shall not decrease the Furniture by more the 10%.

2.11.1.3 Payment of the Consideration and any part thereof shall be made only upon the progress of the GC’s work and upon Client satisfactory (and as the case may be relevant invoice provided to the Client).

2.11.1.4 Subject to the provisions stipulated in this Agreement, the Parties agree that the Consideration shall be paid by way of Owner transferring to the GC an accumulated amount of _________ (In words: _____________) OTI Shares.

2.11.2	Guarantee of work progress

2.11.2.1 As a guarantee for the work progress of the GC and all related Sub-Contractors hired by the GC, the Parties shall enter, within 90 days from the date hereof, into an escrow arrangement with (“Escrow Agent”), pursuant to which the OTI Shares shall be deposited and held in trust with the Escrow Agent until the need to make a payment to the GC in accordance with the work progress at the Work Site performed by the GC, all according to the terms of this Agreement (“Escrow Shares”).

2.11.2.2 Following a written notification from OTI that the Escrow Shares have been registered with the United States Securities and Exchange Commission (the “SEC”) and are eligible for trading in the NASDAQ National Market,and after receiving confirmation from OTI and/or InterCard’s in writing that certain work that reflects a certain amount of Escrow Shares has been performed by the GC in accordance with the terms of this Agreement and , the Escrow Agent shall as soon as practically possible thereafter sell such amount of Escrow Shares as instructed by OTI and/or InterCard pursuant to the Escrow Agreement and shall remit the proceeds of such sale to the GC .

2.11.3	Restrictions on the GC;

2.11.3.1 It is hereby clarified and agreed that at the date hereof, none of the OTI Shares have been registered with the SEC under the United States Securities Act of 1933 as amended (the “Securities Act”) and such OTI Shares may not be sold, transferred or otherwise disposed of unless registered under the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with Regulation S (“Regulation S”) under the Securities Act , or unless another exemption from registration is then available.

2.11.3.2 The GC acknowledges and agrees that, until such time as a registration statement with respect to the OTI Shares has been declared effective by the SEC all certificates representing the OTI Shares deposited with the Escrow Agent shall bear, and shall be subject to, a restrictive legend.

2.11.3.3 The GC undertakes not to engage in hedging transactions in the United States of America with regard to OTI Shares unless such transactions are conducted in compliance with the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

2.11.3.4 The Owner hereby undertakes to complete, by no later than 31 May 2006, the necessary actions required to register the OTI Shares with the SEC and make the OTI Shares eligible for trading in the NASDAQ National Market

2.11.3.5 As soon as is practically possible, the Owner hereby undertakes to deliver to the GC a notice confirming that a registration statement with respect to the OTI has been declared effective by the SEC and the OTI Shares are eligible for trading in theNASDAQ National Market (the “Notice of Tradability”). The Notice of Tradability shall be issued by a professional broker admitted to practice in a jurisdiction in which the Notice of Tradability is issued. Alternatively, the Owner may deliver to the GC a Notice of Tradability issued by its Company Secretary together with an opinion of a counsel with respect to such matters.

2.11.3.6 The GC hereby confirms that it shall be solely responsible and liable for any taxes arising out of or in connection with the sale of the OTI Shares. The GC hereby declares that it will make sure that the sale of the OTI Shares is performed strictly in accordance with and under the terms and conditions of OTI’s Insider Trading Policy, as available from time to time.

2.11.3.7 The GC hereby irrevocably waives, relinquishes and releases OTI and InterCard from any and all claims, rights, demands or causes of action asserted or non-asserted which the GC may have had, now has or hereafter may have against OTI and/or InterCard, and their directors, officers, employees, agents and/or consultants, in connection with the issuance and sale of the OTI Shares, including without limitation, any fluctuations in the OTI Share price.

2.12	Performance Documentation

For performances the only documents allowed, are those which have been indicated and released as “intended for performance” by the Owner.

GC shall have no exemption regarding liability towards the Owner and/or the Client, due to identification and release of such documents and the data contained therein.

The GC cannot rely on not having, or not sufficiently being, supervised. GC liability will not be excluded or restricted by the fact, that the presented documents for the execution of performances have been reviewed and approved by the Owner.

The GC has – according to the building and work process – to submit the performance planning and specifications to the Owner in advance so that possible re-registrations and suggestions can be taken into consideration before use.

The GC has to provide a list of guaranteed tasks and performances for better coordination.

All deviation from the performance planning and the guaranteed tasks, shall be pre-approved by the Owner and/or InterCard.

Layout plans, revision plans, systems documentation as well as manuals have to be provided through the contractor for final approval (3 copies) and free of charge, and in digital format (DXF and PDF files).

2.13	Material Testing and Sampling

GC shall conduct planed quality and/or material testing of substances and/or components, at its own costs.

If quality and or material testing which are exceeding the general technical regulations for building performances and the “Allgemeinen Technischen Vertragsbedingungen (ATV)", for reasons which could not be reasonably foreseen by the GC, the GC will receive special reimbursement, for actual, pre-approved in writing, costs incurred by him and against a timely submitted invoice to the Owner.

The design shall be coordinated on a timely basis with the InterCard and requires individual written pre-approval.

The GC shall provide a sampling catalogue, outlining the extent of the sampling/materials selection.

Further more, InterCard may at any time, require additional sampling. An alternative with regard to the used materials as well as the manner of the construction requires in any case specific written pre-approval by the InterCard.

2.14	Execution

The GC shall submit the building reports (the Journal) to the Owner and the Client on a weekly basis. Such journal shall contain all details which can be deemed of importance for the execution and invoicing of the agreed performances.

The GC has to protect the executed performances from outside influences in accordance with the currently accepted regulations without separate reimbursement.

The GC supervises the performances of the engaged sub-contractors according to his task as a GC, and shall bear full and sole liability for any action or omission by the Sub-Contractors.

2.15	Performance Deadlines

The GC shall present a detailed time schedule within 14 days after receipt of order, that contains according to § 5 Nr. 1 VOB/B a fixed date of completion of GC’s works. Owner’s approval of the time schedule shall be a condition precedent for the validation of this agreement.

2.16	Penalty for Breach of Contract

The GC shall pay the Owner an agreed compensation in sum of 0.3% of the total value of this agreement for each day’s delay

2.17	Acceptance / Approval

According to § 12 Nr. 4 VOB/B the performance will be only formally accepted; the GC has to apply in writing to accept the completed works and the building as agreed performance. § 12 Nr. 5 VOB/B will be excluded.

The GC has to organize the approval event and to provide the required workers and gauges at his expense.

A possible move before final acceptance doesn’t represent any silent approval.

Prior to the approval of the Owner and the Client a certified surveyor/geometrician shall prepare and sign blueprint of the Work Site, at the expense of the GC.

2.18	Warranty

The warranty period for design and construction is 5 years after formal acceptance of all completed works.

The warranty period for design and construction of the roof sealing shall be 10 years. Otherwise § 13 VOB/B is valid.

2.19	Invoicing

Invoices have to be identified as installments and final invoices.

Final invoices must contain all contract demands of the contractor, including additional orders.

In every invoice the scope and value of all present performances and already received partial payments have to be recorded separately and submitted with consecutive numbering.

All invoices shall show the value add tax separately.

2.20	Payments/ Overpayment

Payments are made by OTI according to agreed payment plans and building progress within 14 days after invoicing, subject to Section 2.11, and provided however that OTI shares have become tradable on NASDAQ as detailed above.

The payments have to be transferred on the project account of the contractor.

Payments from the GC project account of the contractor have to be signed by Mr. Kuchenbecker or Mr. Shamir as representatives of the client.

Overpayments have to be refunded, although the final invoice has been approved and paid completely.

2.21	Securities

The general contractor shall provide the owner, by himself, with a performance of contract security equal to 5% of the total value of this agreement issued due to payment of 95% of each approved and signed GC’s invoice.

As a security for the fulfillment of warranty claims the owner retains 5% of the total contracted amount of each sub contractor starting with the duration of the warranty period and the day of approval.

The general contractor has the duty to organize the works and correction of deficiencies during the period of warranty.

The security retention can be covered by a bank guarantee. Bank guarantees may only be placed with a large German bank with a registered office in Germany. German Law shall apply. The bank shall be liable as a principal without time limit, shall waive the defenses of §§ 770 – 776 BGB and shall not be discharged by depositing money.

The guarantee will be returned if desired after expiry of the warranty period, if no more open claims exist.

No interest will be paid for security deposits.

2.22	Cancellation

Contract cancellations have to be in writing and to contain a good cause, also cancellations for legal termination rights have to be in writing.

A good cause for cancellation is seen in the event of delay and insolvency or insolvency proceedings being opened against the GC.

The Owner is then authorized to have unfinished parts of the building project executed by a third party at the expense of the GC.

Damage compensation entitlements because of delay or non-fulfillment and contract claims against the GC will remain.

2.23	Other Conditions

Annulments, changes or additions to the contract are required in writing.

Should individual causes of the contract become ineffective, the effectiveness of the other specifications remain binding.

The only place of jurisdiction for all disputes, relative to the building contract, will be Frankfurt/ Main Germany. German law shall apply.

InterCard GmbH System electronics /s/ Heinz Kuchenbecker /s/ Shmuel Shamir by: Heinz Kuchenbecker —————————————— Shmuel Shamir title: CEO	On Track Innovations Ltd. /s/ Oded Bashan by: Oded Bashan —————————————— title: CEO	Queisser GmbH /s/ Martin Queisser by: Martin Queisser —————————————— title: CEO